MASTERWORKS

AVAILABLE NOW: Mitchell (12.4% Est. Historical Appreciation*)

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MITCHELL



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Oil on canvas | 36 x 26 in. (92 x 66 cm.)



Initial Offering

$2,997,000

ANNUAL APPRECIATION OF SIMILAR WORKS*

12.4%

DEAL SHEET

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5 Highlights of This Work

1 Joan Mitchell was one of the most celebrated American Abstract Expressionists of her generation, and the Painting is a prime example of Joan Mitchell's style of lyrical abstraction created during the important 'Paris Years' from 1959 to 1967.

2 Recent sales of paintings from the Paris Years of a similar scale to the Painting, include *Terrain Vague* (1965) which sold for $4,455,000 in November 2019.

3 In May 2018, *Blueberry* (1969) set the auction record for a work by Joan Mitchell when it sold for $16,625,000 in May 2018. Close contemporaries of the artist include Jackson Pollock, Willem de Kooning, Mark Rothko, Barnett Newman, and Clyfford Still - all of whom hold auction records in excess of $50 million.

4 Although there are no guarantees, similar paintings have appreciated at 12.4% annualized historically from 1990 to 2021.

5 A major retrospective of the artist's work – which took 3 years to organize — is currently traveling from the San Francisco Museum of Modern Art to the Baltimore Museum of Art where it will remain on view through August 2022.

AUCTION RESULTS FOR SIMILAR WORKS



$5M
$3.8M
$2.5M
$1.3M
1989
1992
1994
1997
1999
2001
2004
2006
2009
2011
2014
2016
2018
2021

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*The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise works on canvas by Joan Mitchell confirmed to have been executed between 1959-1965, that measure between 15 inches by 15 inches and 55 inches by 55 inches, excluding diptychs, triptychs, tondos, horizontal and square-format compositions. Atypical examples with more dense applications of paint which lack the artist's characteristic gestural brushwork were also excluded. Where the buyer's premium was unavailable due to incomplete data, the following auction house's buyer's premium rates were applied, and include the following sale: 10% inclusive applied to "Buissonnière III" (1961), which sold on June 14, 2009. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 12.4% CAGR implied from selected sales occurring from October 4, 1990 to May 13, 2021.

Historical price appreciation for all sales of works by the artist that satisfy the objective criteria stated, including the sale date, period of creation and size parameters, without filtering for subjective visual characteristics, results in a 14.9% CAGR implied from 30 sales of paintings, including 1 past sale of the Painting, occurring from May 3, 1985 to May 13, 2021. Where the buyer's premium was unavailable due to incomplete data, the prevailing buyer's premium at the time of sale was applied to sale records of international auction houses, and a buyer's premium of 10% was applied to sale records of regional auction houses.

"12 Hawks at 3 O'Clock" (1960) was acquired by Masterworks 054, LLC, an affiliate of the Company, in a privately negotiated transaction from a private collector on May 7, 2021 and, as of the date hereof, is still held by Masterworks 054, LLC.